Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of June 10, 2009 (the “Effective Date”) between Aon Corporation, a Delaware corporation (the “Company”) and Ted T. Devine (the “Executive”).

WHEREAS, the Company seeks to employ Executive as Executive Vice President of Aon Corporation and Chief Executive Officer of Aon Specialty; and

WHEREAS, Executive desires to continue to serve and be employed upon the terms and subject to the conditions as amended and restated herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.                                      Employment.    The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed upon the terms and subject to the conditions contained in this Agreement.  The term of employment of the Executive commenced on May 2, 2005 (the “Employment Date”) and will continue pursuant to this Agreement until April 30, 2013, unless earlier terminated pursuant to Section 4 hereof (the “Employment Period”).

2.                                      Position and Duties; Responsibilities; Board Service.   (a)    Position and Duties. The Company shall employ the Executive during the Employment Period as Executive Vice President of Aon Corporation and Chief Executive Officer of Aon Specialty, or in another Level 1A senior executive capacity with profit and loss responsibility as may be authorized or directed by the Chief Executive Officer of the Company (the “CEO”).  During the Employment Period, the Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder and shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use his best efforts to promote the interests of the Company and its subsidiaries.  The Executive may engage in charitable, civic or community activities and, with the prior approval of the CEO, may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with his duties hereunder or violate the terms of any of the covenants contained in Section 6, 7, or 8 hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the CEO, is adequate under the circumstances.

(b)                                 Responsibilities.  The Executive will have the authority and responsibility typically held by an Executive Vice President of a large, global publicly-traded company.  The Executive will also perform such other duties (not inconsistent with his positions) on behalf of the Company and its subsidiaries as may be from time to time authorized or directed by the CEO.  The Executive will report to the CEO.

3.                                      Compensation.    (a) Base Salary.  The Company will pay the Executive a base salary of $950,000 per annum (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy.  Such Base Salary shall be reviewed annually on the Company’s regular executive salary review schedule, and shall be subject to adjustment at the discretion of the CEO and Organization and Compensation Committee of the Board of Directors.

(b)                                 Annual Bonus.  During the Employment Period, the Executive’s annual bonus target will be 150% of his Base Salary in effect at the end of the year, and the maximum annual bonus payable will be three times such target.  Except as set forth herein, the Executive’s bonus shall be subject to the terms of the Company’s shareholder-approved Senior Officer Incentive Compensation Plan and to the Aon Incentive Stock Program, as those plans and programs may be amended from time to time.

(c)                                  Initial Stock Award.  On the Employment Date, the Executive received a restricted stock unit award of 100,000 shares of common stock of the Company.  Except as otherwise set forth herein, such restricted stock units are subject to terms and conditions generally applicable to restricted stock unit grants under the Aon Stock Incentive Plan (the “Incentive Plan”).  In the event of termination of the Executive’s employment by the Company without Cause pursuant to Section 4(d) hereof such award shall continue to vest in accordance with its full original vesting schedule.

(d)                                 Initial Stock Option.  (i) On the Employment Date, the Executive was granted a non-qualified option of 150,000 shares of the common stock of the Company.  The non-qualified stock option was granted pursuant to and, except as otherwise set forth herein, is subject to, the terms of the Incentive Plan.  Such options shall vest in accordance with the terms generally applicable to option grants under the Aon Stock Incentive Plan.  In the event of termination of the Executive’s employment by the Company without Cause pursuant to Section 4(d) hereof such option shall continue to vest in accordance with its full original vesting schedules.

(e)                                  Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (such benefits being hereinafter referred to as the “Employee Benefits”).  The Executive also shall be entitled to vacation (not less than 4 weeks per year) or illness in accordance with the Company’s policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

(f)                                    Expense Reimbursement.  During the Employment Period, the Company shall reimburse the Executive in accordance with the Company’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

(g)                                 2009 Award.  On or about April 27, 2009, the Executive received an award of 25,000 restricted stock units of Aon Corporation common stock under the Incentive Plan, as amended from time to time (the “2009 Award”).  The restricted stock units were granted in accordance with the approval provided by the Organization and Compensation Committee of Aon Corporation’s board of directors on January 29, 2009.  Except as otherwise set forth herein, the award is subject to the Company’s standard terms and provisions, including vesting provisions.  For the avoidance of doubt, the restricted stock units will vest in equal installments of 25% on the second through fifth anniversary of the date of grant subject to the Executive’s continued employment.

(h)                                 Other Equity Awards.  Subsequent to the Employment Date and in addition to the 2009 Award, the Executive has received additional equity awards that except as otherwise set forth herein are governed by the terms of the applicable award documents and by the Incentive Plan.

4.                                      Termination.    (a)  Death.   Upon the death of the Executive, this Agreement shall automatically terminate and the Executive’s executor, administrator or designated beneficiary shall be entitled to receive the Executive’s Base Salary which shall have accrued to the date of such death.  The Company shall pay to the Executive’s executor or administrator of Executive’s estate a lump sum cash amount equal to the Executive’s Base Salary at the rate in effect at the date of such death, to which the Executive would have been entitled from the date of such death until the end of the Employment Period, reduced by the amount of any benefit paid under any individual or group life insurance policy maintained by the Company for the benefit of the Executive.

(b)                                 Disability.  The Company may, at its option, terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position, with reasonable accommodation, if relevant, required of him hereunder for a continuous period of 120 days or any 180 days within any 12-month period.  Upon such termination, the Executive or his legal representative shall be entitled to receive the Base Salary which shall have accrued to the date of termination, plus continuation of Base Salary, at the rate in effect at the date of such termination of employment, until the end of the Employment Period; provided, however, that the amount of any benefit payable under any disability insurance policy maintained by the Company for the benefit of the Executive shall be deducted from the payments of such Base Salary.  In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of an independent physician agreed to between the Executive and the Company specializing in the claimed area of incapacity or disability.  The Executive shall submit to appropriate medical examinations for purposes of such determination.

(c)                                  Cause.  (i) The Company may at any time, at its option, terminate the Executive’s employment under this Agreement immediately for Cause (as hereinafter defined).  The Company’s decision in this regard shall be taken by the Governance Committee of the Board (“Governance Committee”).  The Executive shall be given at least seven days advance written notice of any meeting at which the Governance Committee proposes to put forward for a vote a decision on whether or not to terminate the Executive for Cause and the written notice shall describe in reasonable detail the basis on which the Governance Committee may conclude that Cause exists.  The Executive shall have the opportunity to appear in person and to make such written and/or oral presentation to such meeting of the Governance Committee as the Executive thinks fit.  If a majority of the Governance/Nominating Committee authorizes by affirmative vote a termination for Cause at such meeting (whether or not the Executive makes any oral or written presentations at such meeting) such determination shall be final and binding upon the Company and the Executive once such decision is confirmed in writing and communicated to the Executive.

(ii)                                  As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A)  any intentional act of fraud, embezzlement or theft by the Executive in connection with his duties hereunder or in the course of his employment hereunder or the Executive’s admission or conviction of, or plea of nolo contendere to, a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(B)  any gross negligence or willful misconduct of the Executive resulting in a loss to the Company or any of its subsidiaries, or damage to the reputation of the Company or any of its subsidiaries;

(C)  any breach by the Executive of any one or more of the covenants contained in Section 6, 7, or 8 hereof;

(D)  any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries;

(E)  the determination by Gregory Case, in his capacity as CEO, that the Executive has breached the policies or procedures of the Company or engaged in any action or behavior that is, or if allowed to continue could be, detrimental to the business or reputation of the Company; or

(F)  the Executive’s receipt of two written disciplinary notices from the Global Head of Human Resources within any twenty-four (24) month period as a result of the Executive’s breach of the policies or procedures of the Company or any action or behavior by the Executive that is, or if allowed to continue could be, detrimental to the business or reputation of the Company.

(iii)                               The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv)                              If the Company terminates the Executive’s employment for Cause, as defined in Section 4(c), he shall be entitled to:

(A) accrued Base Salary through the date of the termination of his employment; and

(B) other Employee Benefits to which the Executive is entitled upon his termination of employment with the Company, including any regular and supplemental retirement and disability benefits required pursuant to the terms of the plans and programs of the Company.

(v)                                 The definition of “Cause” herein shall replace any other definitions of “Cause” in any prior agreements between the Executive and the Company, including, but not limited to, any prior equity awards, and such definition shall be used for purposes of determining the Executive’s right to any payments or benefits under such prior agreements in the event of his termination of employment.

(d)                                 Termination Without Cause.  If, during the Employment Period, the Company terminates the employment of the Executive hereunder for any reason other than a reason set forth in Section 4(a), (b) or (c), the Company will give the Executive 12 months’ prior written notice of such termination and:

(i)                                     during the notice period or thereafter, as applicable, the Executive will be entitled to the payments and benefits specified by Sections 4(c)(iv)(A) and (B); and

(ii)                                  concurrent with the last day of the notice period, the Executive will be entitled to receive a lump sum cash payment.  The lump sum payment will be equal to the product of (x) two and (y) the sum of the annual Base Salary and the Executive’s target annual incentive bonus for the Bonus Year in which the Executive’s employment terminates.

Notwithstanding the foregoing provisions of this Section 4(d), if any payment specified by this Section 4(d) would not be deductible by the Company for federal income tax purposes by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor statute (excluding Section 280G of the Code), such payment will be deferred and the amount thereof (plus earnings thereon in accordance with the terms of such deferral) will be paid to the Executive at the earliest time that such payment is deductible by the Company.

(e)                                  Voluntary Termination.   The Executive may voluntarily terminate his employment with the Company prior to the end of the Employment Period for any reason.  If the Executive voluntarily terminates his employment pursuant to this Section 4(e), the Executive shall give the Company 12 months prior written notice and shall be entitled to the payments specified by Sections  4(c)(iv)(A) and(B).

(f)  Termination for Good Reason.  (i) Upon 30 days’ prior written notice to the Company, the Executive may voluntarily terminate his employment for Good Reason (as herein defined).  If the Executive voluntarily terminates employment pursuant to this Section 4(f), the Executive’s entitlement to compensation and benefits will cease immediately, except that the Executive will be entitled to the payments and benefits specified in Section 4(d);

(ii)                                  As used in this Agreement, “Good Reason” means, during the Employment Period and without the written consent of the Executive, the following, provided that an isolated, insubstantial or inadvertent action not taken in bad faith or a failure not occurring in bad faith, which is reasonably remedied by the Company promptly after receipt of notice thereof given by the Executive will not constitute Good Reason:

(A)                       the assignment to the Executive of duties, authority or responsibilities materially inconsistent in any respect with a Level 1A senior executive position as contemplated by this Agreement;

(B)                         any failure by the Company to comply with the provisions of Section 3 hereof;

(C)                         any requirement by the Company that the Executive’s principal office be located more than 50 miles outside of the greater Chicago metropolitan area; or

(D)                        any other material breach by the Company of this Agreement.

(iii)                               The Executive acknowledges and agrees that the performance of his duties in London in connection with his position as Chief Executive Officer of Aon Specialty and any travel connected with such duties will not be considered to give rise to a Good Reason for his termination under this Agreement.

5.                                      Federal and State Withholding.                       The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6.                                      Noncompetition; Nonsolicitation.              (a)  General.  The Executive acknowledges that in the course of his employment with the Company he has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)                                 Noncompetition.  The Executive agrees that during the period of his employment with the Company and for a period of two years thereafter (the “Noncompetition Period”) he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries as of the termination of the Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c)                                  Nonsolicitation.  The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever.

(d)                             Exceptions.  Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(e)                                  Reformation.  If, at any time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 6.

(f)                                    Consideration; Breach.  The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof shall be made and provided in consideration of the Executive’s agreements contained in Section 6 hereof.  In the event that the Executive shall commit a material breach of any provision of Section 6 hereof, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof and upon such termination the Company shall have no further liability to the Executive under this Agreement.

7.                                      Confidentiality.  The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, propietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential

Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Executive’s duties under this Agreement.  Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

8.                                      Inventions.  The Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by him during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries.  The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request.  The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

9.                                      Enforcement.  The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 6, 7, or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Section 7, 8 or 9 of this Agreement.

10.                               Survival.  Sections 3, 4, 6, 7, 8, 9, 10, 21, and 22 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

11.                               Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section 12), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 12:

If to the Company, to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention:  President and Chief Executive Officer

with copies to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention:  General Counsel

If to the Executive, to the Executive’s home address as shows on the Company’s records.

12.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                               Entire Agreement.  This Agreement and any existing equity awards referenced herein constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may be related in any manner to the subject matter hereof.

15.                               No Mitigation.   In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

16.                               Successors and Assigns.  This Agreement shall be enforceable by the Executive and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns, and shall be binding on such successors and assigns.

17.                               Headings; Inconsistency.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company or any other agreement between the Executive and the Company, the terms of this Agreement shall control.

18.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

19.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.                               Counterparts.   This Agreement may be executed in two counterparts, each of which shall be deemed to be an original an both of which together shall constitute one and the same instrument.

21.                               Code Section 409A.  (a)  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment, or amount that provides for the “deferral of compensation” (as such term is described under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”)), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

(b)  The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto.  The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid.  Further, if the Executive is a “specified employee” and if any equity-based awards granted to the Executive by the Company pursuant to this Agreement or otherwise, continue to vest upon the Executive’s termination of employment, and are deemed a “deferral of compensation” (as such term is described under Code Section 409A), the equity-based awards will not be settled or released until the expiration of the Delay Period.  For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment.  In addition, the disability benefits and severance payments will be treated as a series of separate payments.

(c)  Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law.  Provided that the Company administers this Agreement in a manner consistent with the terms of this Agreement, neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.

22.                               Mediation.  In the event a dispute arises in connection with this Agreement, the Company and the Executive agree to submit the dispute to non-binding mediation to be paid for by the Company which shall select the mediator.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AON CORPORATION

By:	/s/ Jeremy G. O. Farmer

Title:	Vice President

EXECUTIVE:

/s/ Ted T. Devine
Ted T. Devine